Exhibit 99.1

Calavo Growers, Inc. Announces Second Quarter 2021 Financial Results

SANTA PAULA, Calif., June 8, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the second quarter ended April 30, 2021.

Second Quarter Highlights

•	Total revenue of $276.8 million, at the high end of guidance and indicating a return to pre-pandemic results.
•

Fresh segment revenue decreased 5%, due primarily to 9% growth in avocado volume, offset by a 10% decrease in avocado prices and 31% lower tomato revenue. Renaissance Food Group (“RFG”) and Foods segments revenues increased 3% and 16% year-over-year, respectively.

•

Gross profit of $22.6 million, or 8.2% of revenue, compared to $22.1 million, or 7.9% of revenue, for the comparable period last year. The increase in gross profit margin percentage was attributable to volume growth in the Fresh segment.

•

Net income of $8.8 million, or $0.50 per diluted share, compared to net loss of $3.3 million, or ($0.19) per diluted share, for the comparable period last year. Adjusted net income was $7.7 million, or $0.43 per diluted share, compared to $7.0 million, or $0.40 per share last year.

•	Adjusted EBITDA of $15.0 million, which is a 9.5% increase compared to $13.7 million for the same period last year.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Management Commentary

“We are indeed seeing positive signs as the economy reopens and we are pleased with our recovery, which is driving our long-term optimism. For the first half of 2021, we recorded the highest avocado volume in the last five years—reflecting growing consumer demand across all our end markets,” said James E. Gibson, CEO of Calavo Growers.

“As our various markets slowly re-emerge from the pandemic, we delivered strong returns this quarter. Even with 9.5% EBITDA growth, profitability was restrained as our company managed through a tight labor market, higher commodity costs and higher freight costs.

Calavo Growers, Inc.

“Our Fresh segment reported gross profit in line with previous quarters due to the team’s skillful management in both sourcing and sales growth. Our RFG and Foods segments saw a return to year-over-year sales growth as a result of improved demand, particularly within the retail grocery channel. For comparison purposes, RFG sales in the second quarter of fiscal 2020 included $9.8 million attributable to RFG’s Midwest co-packer.

“We are also encouraged by the continued growth in our international business. Demand for guacamole, for example, continues to increase, and our near-term outlook remains favorable with a number of new customer opportunities.

“As the year progresses, we are focusing our energy on areas we can control and advancing our strategic goals. We continue to monitor inflation, the labor market and the various supply chains to get a better read on how the second half of the year will evolve. We continue to focus on our strategic initiatives designed to enhance our long-term growth prospects, capitalize on opportunities to increase operating leverage, further our sustainability initiatives, and realize synergies across our entire organization, with the goal of improving profitability, sustainability and shareholder value. To that end, we have created ‘Project Uno,’ which is a strategic review of the current and future challenges in our business. We will be teaming with an outside consultant for this enterprise-wide business and operational review. Through this project, we are evaluating opportunities to enhance revenue growth, streamline operations, drive efficiencies and make investments that strengthen our competitive position and improve margins over the long term. The project is in its early stages, and we expect to provide additional information and details later in the year,” noted Gibson.

Second Quarter 2021 Consolidated Financial Review

Total revenue for the second quarter 2021 was $276.8 million, which is comparable to $281.2 million for the second quarter 2020, which included one and one-half months of pre-pandemic impact. While avocado volumes were 9% higher than the prior-year period, total revenue was impacted by the lower average selling price of avocados in the Company’s Fresh segment, which resulted from increased supply from Mexico. Fresh segment sales decreased 5% and offset higher sales volumes in the RFG and Foods business segments.

Gross profit for the second quarter was $22.6 million, or 8.2% of revenue, compared to $22.1 million, or 7.9% of revenue, for the same period last year. The increase in gross profit margin percentage was attributable to improvements in the Fresh segment, partially offset by lower gross profit margin percentages in the RFG and Foods segments.

Selling, general and administrative (SG&A) expense for the second quarter totaled $13.7 million, or 4.9% of revenue, compared to $14.5 million, or 5.2% of revenue, for the same period last year. The year-over-year improvement in SG&A expense was primarily related to lower sales broker commissions and stock-based compensation.

Calavo Growers, Inc.

Net income for the second quarter was $8.8 million, or $0.50 per diluted share. This compares with a net loss of $3.3 million, or $(0.19) per diluted share, for the same period last year. Included in these results were a $3.5 million non-cash, unrealized gain and a $10.3 million non-cash unrealized loss in the second quarter of fiscal year 2021 and 2020, respectively, related to the Company’s ownership interest in the Limoneira Company.

Adjusted net income was $7.7 million, or $0.43 per diluted share, for the second quarter, compared to adjusted net income of $7.0 million, or $0.40 per diluted share, for the same period last year.

Adjusted EBITDA was $15.0 million for the second quarter of 2021, compared to $13.7 million for the same period last year.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $5.6 million as of April 30, 2021. Total liquidity at quarter end was approximately $144 million, including cash, investments, and borrowings available under a line of credit. This is an improvement of 30% compared to $111 million last year.

The Company ended the quarter with $49.3 million of total debt, which included $42.3 million of borrowings under its line of credit and $7.0 million of long-term obligations and finance leases.

Second Quarter Business Segment Performance

Fresh

Second quarter 2021 sales in Calavo’s Fresh business segment decreased 5% to $161.7 million from $170.9 million in the same period last year. Increased avocado supply from Mexico negatively impacted the average selling price, which was down 10% from the same period last year. Lower selling prices were offset by increased sales volume, which improved 9% from the year-ago period. Following staffing investments made earlier in the year, international revenue increased 46%. Fresh segment gross profit for the second quarter of 2021 was $15.0 million, or 9.3% of segment sales, compared to $14.4 million, or 8.4% of segment sales, for the same period last year. The increase in gross profit was primarily due to volume growth. The Company’s gross profit per carton for avocados was in line with last year and historical averages.

Renaissance Food Group (RFG)

RFG business segment sales in the second quarter 2021 were $96.3 million, up 3% from $93.5 million in the same period last year, reflecting improving demand as the country reopens from the pandemic, but offset by the closure of RFG’s Midwest co-packer, which occurred in April 2020. RFG sales in the second quarter of fiscal 2020 period included $9.8 million attributable to the co-packer. Segment gross profit declined to $2.3 million, or 2.4% of segment sales, from $2.7 million, or 2.9% of segment sales, for the same period last year. Gross margin was

Calavo Growers, Inc.

adversely impacted late in the quarter by market-wide factors such as higher labor costs, poor fruit quality and yield, and increased freight costs.

Foods

Sales in the Foods segment totaled $20.7 million for the second quarter 2021, 16% higher than $17.9 million in the same period last year due to improving conditions as foodservice began recovering from the pandemic. Following staffing investments made earlier in the year, international revenue increased 36%. Segment gross profit totaled $5.3 million, or 25.6% of sales, for the second quarter, compared to $4.9 million, or 27.6% of sales, for the same period last year. The increase in gross profit for the second quarter was primarily due to a decrease in avocado costs.

Outlook

The Company is providing the following expectations for the third fiscal quarter of 2021:

•	Revenue in a range of $280 million to $300 million; and
•	Adjusted EBITDA in a range of $11 million to $15 million.

“The Adjusted EBITDA forecast reflects near-term inflationary pressure on labor, raw materials and freight. We expect that by the end of the year many of these pressures will be mitigated as we are working on pricing initiatives with our business partners and accelerating development of internal operational efficiencies to alleviate these unprecedented inflationary issues,” concluded Gibson.

The Company is not able to provide a reconciliation of expected adjusted EBITDA to the most directly comparable expected GAAP measure due to the unknown effect, timing and potential significance of the effects of non-cash income and losses associated with unconsolidated entities, among others. These items have in the past, and may in the future, significantly affect GAAP results in a particular period.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are

Calavo Growers, Inc.

based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted Net Income.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13719525. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including

Calavo Growers, Inc.

fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products in light of COVID-19, impact on our food service customers, increased costs that we must incur as a result of COVID-19, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities, including FreshRealm; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press

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release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30,	October 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$5,582	$4,055
Accounts receivable, net of allowances of $4,338 (2021) $3,498 (2020)	90,112	63,668
Inventories, net	53,335	41,787
Prepaid expenses and other current assets	9,418	10,733
Advances to suppliers	9,521	5,061
Income taxes receivable	2,419	10,591
Total current assets	170,387	135,895
Property, plant, and equipment, net	130,787	130,270
Operating lease right-of-use assets	58,169	60,262
Investment in Limoneira Company	30,292	23,197
Investments in unconsolidated entities	4,779	6,065
Deferred income taxes	2,689	2,486
Goodwill	28,653	28,568
Intangibles, net	9,536	10,323
Other assets	39,018	32,558
	$474,310	$429,624
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$31,390	$11,346
Trade accounts payable	14,012	9,384
Accrued expenses	42,035	36,922
Borrowings pursuant to credit facilities, current	—	20,550
Dividend payable	—	20,343
Current portion of operating leases	6,726	6,443
Current portion of long-term obligations and finance leases	1,421	1,343
Total current liabilities	95,584	106,331
Long-term liabilities:
Borrowings pursuant to credit facilities, Long-term	42,250	—
Long-term operating leases, less current portion	55,907	58,273
Long-term obligations and finance leases, less current portion	5,635	5,716
Other long-term liabilities	3,192	3,302
Total long-term liabilities	106,984	67,291
Commitments and contingencies
Shareholders' equity:
Total shareholders' equity	271,742	256,002
	$474,310	$429,624

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2021	2020	2021	2020

Net sales	$276,821	$281,166	$497,399	$554,516
Cost of sales	254,221	259,091	456,960	516,633
Gross profit	22,600	22,075	40,439	37,883
Selling, general and administrative	13,683	14,504	27,857	30,802
Gain on sale of Temecula packinghouse	54	54	108	108
Operating income	8,971	7,625	12,690	7,189
Interest expense	(191)	(342)	(365)	(529)
Other income, net	411	628	612	1,622
Unrealized net gain (loss) on Limoneira shares	3,506	(10,349)	7,095	(9,343)
Income (loss) before income taxes and loss from unconsolidated entities	12,697	(2,438)	20,032	(1,061)
Income tax (provision) benefit	(2,772)	1,208	(4,715)	1,858
Net loss from unconsolidated entities	(1,131)	(2,177)	(1,286)	(5,205)
Net income (loss)	8,794	(3,407)	14,031	(4,408)
Add: Net loss attributable to noncontrolling interest	47	129	87	192
Net income (loss) attributable to Calavo Growers, Inc.	$8,841	$(3,278)	$14,118	$(4,216)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.50	$(0.19)	$0.80	$(0.24)
Diluted	$0.50	$(0.19)	$0.80	$(0.24)

Number of shares used in per share computation:
Basic	17,619	17,550	17,609	17,543
Diluted	17,679	17,550	17,668	17,543

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total

Three months ended April 30, 2021
Net sales	$161,686	$96,289	$20,736	$(1,890)	$276,821
Cost of sales	146,678	94,001	15,432	(1,890)	254,221
Gross profit	$15,008	$2,288	$5,304	$—	$22,600

Three months ended April 30, 2020
Net sales	$170,868	$93,529	$17,853	$(1,084)	$281,166
Cost of sales	156,463	90,793	12,919	(1,084)	259,091
Gross profit	$14,405	$2,736	$4,934	$—	$22,075

Six months ended April 30, 2021
Net sales	$277,145	$186,595	$37,194	$(3,535)	$497,399
Cost of sales	248,992	184,329	27,174	(3,535)	456,960
Gross profit	$28,153	$2,266	$10,020	$—	$40,439

Six months ended April 30, 2020
Net sales	$304,058	$214,463	$38,337	$(2,342)	$554,516
Cost of sales	283,071	208,853	27,051	(2,342)	516,633
Gross profit	$20,987	$5,610	$11,286	$—	$37,883

For the three months ended April 30, 2021 and 2020, intercompany sales and cost of sales of $0.7 million and $0.2 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2021 and 2020, intercompany sales and cost of sales of $1.2 million and $0.7 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2021 and 2020, intercompany sales and cost of sales of $1.2 million and $0.9 million between Calavo Foods and RFG were eliminated. For the six months ended April 30, 2021 and 2020, intercompany sales and cost of sales of $2.3 million and $1.6 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2021	2020	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$8,841	$(3,278)	$14,118	$(4,216)
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	1,131	2,177	1,286	5,205
Income from FreshRealm Recovery (b)	—	—	(130)	—
Certain management transition expenses (c)	685	1,119	685	1,119
Acquisition costs (d)	—	220	262	510
Net (gain) loss on Limoneira shares (e)	(3,506)	10,349	(7,095)	9,343
RFG rent expense add back (f)	108	—	216	—
Professional expenses related to FreshRealm	50	—	141	—
Tax impact of adjustments (g)	367	(3,575)	1,166	(4,166)
Adjusted net income attributed to Calavo Growers, Inc.	$7,676	$7,012	$10,649	$7,795

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.50	$(0.19)	$0.80	$(0.24)
Adjusted Diluted EPS	$0.43	$0.40	$0.60	$0.44

Number of shares used in per share computation:
Diluted	17,679	17,550	17,668	17,543

(a)

For the three months ended April 30, 2020, FreshRealm realized losses totaling $5.1 million, of which we recorded $1.9 million of non-cash losses.  For the six months ended April 30, 2020, FreshRealm realized losses totaling $14.4 million, of which we recorded $5.4 million of non-cash losses.  For the three and six months ended April 30, 2021, we realized losses from Agricola Don Memo totaling $1.1 million and $1.3 million. For the three months ended April 31, 2020, we realized losses from Agricola Don Memo totaling $0.3 million. For the six months ended April 31, 2020, we realized income from Agricola Don Memo totaling $0.2 million.

(b)	As part of the FreshRealm Separation Agreement, we received $0.1 million for previously reserved receivables.
(c)

The second quarter of fiscal 2021 includes higher stock-based compensation for the early vesting of restricted stock for the retirement of our former Chief Executive Officer and Board member. Second quarter of fiscal 2020 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.

(d)

In the first quarter of 2021, these are professional service costs related to a considered and subsequently cancelled acquisition. In the first quarter of 2020, we incurred transaction expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit.

(e)

For the three and six months ended April 30, 2021, we recorded $3.5 million and $7.1 million in unrealized gains related to these mark-to-market adjustments.  For the three and six months ended April 30, 2020, we recorded $10.3 million and $9.3 million in unrealized losses related to these mark-to-market adjustments.

(f)	For the three and six months ended April 30, 2021, we incurred $0.1 million and $0.2 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(g)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2021	2020	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$8,841	$(3,278)	$14,118	$(4,216)
Interest Income	(17)	(688)	(89)	(1,634)
Interest Expense	191	342	365	529
Provision (benefit) for Income Taxes	2,772	(1,208)	4,715	(1,858)
Depreciation & Amortization	4,077	4,010	8,371	7,646
Stock-Based Compensation	1,357	1,787	2,264	2,717
EBITDA	$17,221	$965	$29,744	$3,184

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	1,131	2,177	1,286	5,205
Net (gain) loss on Limoneira shares (e)	(3,506)	10,349	(7,095)	9,343
Income from FreshRealm recovery (b)	—	—	(130)	—
Professional expenses related to FreshRealm	50	—	141	—
RFG rent expense add back (f)	108	—	216	—
Acquisition costs (d)	—	220	262	510
Adjusted EBITDA	$15,004	$13,711	$24,424	$18,242
Adjusted EBITDA per dilutive share	$0.85	$0.78	$1.38	$1.04

See prior page for footnote references.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended April 30,		Six months ended April 30,
	2021	2020	2021	2020
Pounds of avocados sold	101,274	92,990	198,661	188,622
Pounds of processed avocado products sold	6,742	6,040	12,190	12,991
Average sales price per pound - avocados	$1.44	$1.60	$1.25	$1.41
Gross profit per pound - avocados	$0.13	$0.13	$0.13	$0.09
Average sales price per pound – processed avocado products	$2.95	$2.86	$2.92	$2.85
Gross profit per pound – processed avocado products	$0.79	$0.83	$0.82	$0.87